Exhibit 8.1

LUSE GORMAN, PC

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.LuseLaw.com

March 30, 2015

Bridge Bancorp, Inc.

2200 Montauk Highway

Bridgehampton, New York 11932

Re:  Acquisition of Community National Bank

Ladies and Gentlemen:

We have acted as special counsel to Bridge Bancorp, Inc., a New York corporation (“Bridge”), in connection with the planned merger (the “Merger”) of Community National Bank, a national banking association (“CNB”), with and into The Bridgehampton National Bank (the “Bridge Bank”), a wholly-owned subsidiary of Bridge, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) by and between Bridge, Bridge Bank and CNB dated as of December 14, 2014.  Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement.

For purposes of this opinion, we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate.  In rendering this opinion, we have assumed that (i) the Merger will be consummated pursuant to and in accordance with the terms of the Merger Agreement and in the manner described in the Registration Statement on Form S-4 filed by Bridge with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”) and the Joint Proxy Statement/Prospectus included therein (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Merger Agreement); (ii) the certificates of officers of Bridge and CNB as to certain factual matters and representations, dated the date hereof (the “Certificates”), will be complete and accurate as of the Effective Time of the Merger;

and (iii) Bridge, CNB and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below.  If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner described in the Merger Agreement or Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement, we hereby confirm to you that the statements set forth under the caption “Material United States Federal Income Tax Consequences of the Merger” in the Joint Proxy Statement/Prospectus included in the Registration Statement constitute our opinion as to the material United States federal income tax consequences of the Merger to U.S. holders of CNB Common Stock.

Our opinion set forth above is based on the Code, Treasury Regulations promulgated thereunder, interpretive rulings of the IRS, pertinent judicial authorities and such other authorities as we have considered relevant as of the date hereof and it represents our best judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court concerning the issues.  It is possible that Congress could enact new law, or that Department of the Treasury or the IRS or a court of competent jurisdiction could issue authorities, after the date hereof which would be inconsistent with the opinion expressed herein.  Any changes in law could have retroactive effect.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC
A Professional Corporation